SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (the “Agreement”) is entered into as of the first date on the signature page hereto, by and between Insight Enterprises, Inc. (“Insight” or the “Company”) and Richard A. Fennessy (“Executive”) (together, the “Parties”).

R E C I T A L S

WHEREAS, Executive was employed by the Company as its President and Chief Executive Officer pursuant to the terms of the Amended and Restated Employment Agreement between Executive and the Company, dated January 1, 2009 (the “Employment Agreement”); and

WHEREAS, the Parties have decided to terminate Executive’s employment relationship with the Company, and the Parties desire to resolve, fully and finally, all outstanding matters between them.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. EXECUTIVE’S SEPARATION. Executive’s separation from the Company is effective as of September 7, 2009 (the “Separation Date”). Executive hereby resigns as a director and officer of the Company and each of its subsidiaries as of the Separation Date, and Executive agrees that he will execute any and all documents necessary to effect such resignations with respect to any foreign or domestic Company subsidiary.

2. CONSIDERATION.

a. Following his execution and non-revocation of this Agreement, Executive shall receive (I) a lump sum cash payment on the first business day following the Effective Date equal to the sum of (i) $ 4,460,316 (payable pursuant to the terms of Sections 6(c) and 6(d)(1) of the Employment Agreement in connection with the termination of Executive’s employment without cause), (ii) a pro rata portion of Executive’s annual base salary of $750,000 allocable to all unpaid work days from the last payroll date through the Separation Date, and (iii) the value of all of Executive’s unused and accrued vacation days; (II) pursuant to the terms of Section 6(d)(3) of the Employment Agreement, a pro-rated 2009 annual bonus (subject to any exercise of negative discretion at a percentage level no greater than the average percentage level of negative discretion applied to bonus determinations with respect to other executives subject to the 162(m) plan at the IEI level), with such amount paid when 2009 bonuses are paid to senior executives of the Company, but in no event later than March 15, 2010; and (III) pursuant to the terms of Section 6(e) of the Employment Agreement, continuation of life, disability, accident and group health and dental insurance benefits at substantially the levels Executive was receiving immediately prior to his separation from service, for the twenty-four (24) month period following the Effective Date.

b. In addition, in full waiver and release of all claims as set forth herein, and subject to the execution and non-revocation of this Agreement as of the Effective Date, the Company hereby agrees to the following:

(i) The Company will provide Executive with the Company’s Release of Claims set forth in Section 3.b;

(ii) The Company will continue to pay for annual physicals for Executive at Mayo Clinic in Scottsdale, Arizona (in the same manner as during the Executive’s employment) for the two-year period following the Separation Date;

(iii) Executive may retain his Company-issued cell phone and laptop computer (following a following a cell phone stored data and hard-drive review in accordance with Company policy) and personal files; and

(iv) At the end of the welfare benefits continuation period provided for in Section 6(e) of the Employment Agreement, and to the extent permitted by applicable law and the terms of the policy, Executive may (A) purchase his Company-maintained life insurance policy for its then cash value, or (B) to the extent such policy has no cash value, the Company shall assign the policy to the Executive at no additional cost.

(v) With respect to the Executive’s option and equity awards, such awards shall be treated in accordance with the terms and conditions of the award grants.

b. Executive acknowledges and agrees that under the terms of this Agreement he is receiving consideration beyond that which he would otherwise be entitled to and which, but for the mutual covenants set forth in this Agreement, the Company would not otherwise be obligated to provide.

c. Except for Executive’s (i) 2009 pro-rated bonus pursuant to the Company’s annual incentive plan, which will be payable no later than March 15, 2010 in accordance with Section 6(d) of the Employment Agreement; (ii) health and welfare and other employee benefits continuation pursuant to Section 6(e) of the Employment Agreement and (iii) business expenses to be reimbursed in accordance with the Company’s policy, Executive acknowledges and agrees that he has been paid all compensation due to him under the terms of the Employment Agreement

d. The “Effective Date” for purposes of this Agreement shall be the eighth (8th) calendar day following the date that Executive executes this Agreement, provided that Executive does not revoke or attempt to revoke his acceptance of this Agreement prior to such date in accordance with Section 4.b.

3. MUTUAL RELEASE AND WAIVER.

a. Executive’s Release.

(i) In exchange for the consideration described in Section 2.a. above, Executive hereby forever releases and discharges the Company and its parents, affiliates, successors, and assigns, as well as each of its past and present officers, directors, employees, agents, attorneys, and shareholders (collectively, the “Company Released Parties”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, known or unknown, suspected or unsuspected, that Executive had, now has, or may hereafter claim to have against the Company Released Parties arising out of or relating in any way to Executive’s employment with, or termination from, the Company, or otherwise relating to any of the Company Released Parties from the beginning of time to the Effective Date of this Agreement (the “Executive’s Release”). Executive’s Release specifically extends to, without limitation, any and all claims or causes of action for wrongful termination, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and any claims under any applicable state, federal, or local statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Fair Labor Standards Act, as amended, the Americans with Disabilities Act of 1990, as amended (the “ADA”), the Rehabilitation Act of 1973, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), as amended, the Older Workers Benefit Protection Act, as amended (the “OWBPA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), Section 806 of the Sarbanes-Oxley Act, the Family and Medical Leave Act, as amended, and the Arizona Civil Rights Act, as amended; provided, however, that Executive’s Release does not waive, release, or otherwise discharge: (A) any claim or cause of action that cannot legally be waived; (B) any claim or cause of action to enforce Executive’s rights under this Agreement or the Employment Agreement; (C) any claim or cause of action for indemnification pursuant to any applicable indemnification agreement, any D&O insurance policy applicable to Executive and/or the Company’s certificates of incorporation, charter and by-laws or any claim for contribution or (D) any rights to Executive’s vested benefits under any health and welfare plans or other employee benefit plans or programs sponsored by the Company.

(ii) For the purpose of implementing a full and complete release, Executive understands and agrees that Executive’s Release is intended to include all claims, if any, which Executive may have and which Executive does not now know or suspect to exist in his favor against the Company Released Parties. This Agreement extinguishes those claims. Accordingly, Executive expressly waives all rights afforded by any state statute or regulation in any applicable jurisdiction prohibiting, limiting, or restricting the waiver of unknown claims. Executive makes this waiver with full knowledge of his rights and with specific intent to release both his known and unknown claims.

(iii) Executive’s Release shall not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state or local agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state or local agency); provided, however, that Executive acknowledges and agrees that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) hereby are barred.

b. Company’s Release. The Company hereby forever releases and discharges Executive, his heirs, successors, and assigns, from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, known or unknown, suspected or unsuspected, that the Company had, now has, or may hereafter claim to have against Executive (the “Company’s Release”). The Company’s Release specifically extends to, without limitation, any and all claims or causes of action under common law as well as any claims under any applicable state, federal, or local statutes and regulations; provided, however, that the Company’s Release does not waive, release, or otherwise discharge: (A) any claim or cause of action to enforce the Company’s rights under the Employment Agreement, specifically including, without limitation Sections 10, 11 and 18 of the Employment Agreement; (B) any claim or cause or action by the Company for repayment of any bonus or incentive-based or equity-based compensation paid to Executive by the Company, and any profits realized by Executive from the sale of the Company’s securities, in accordance with Section 3(f) of the Employment Agreement, Company policy or as otherwise required by applicable law, in the case of any claim or cause of action with respect to any financial restatement announced or effected on or prior to the Effective Date, initiated solely by the Company in response to shareholder or regulatory claims, or (C) any claim or cause of action that cannot legally be waived.

4. ADEA WAIVER. Executive understands that he is waiving his rights under the ADEA and the OWBPA and thus:

a. Executive has been informed and understands and agrees that he has least twenty-one (21) calendar days after receipt of this Agreement to consider whether to sign it;

b. Executive has been informed and understands and agrees that he may revoke this Agreement at any time during the seven (7) calendar days after this Agreement is signed and returned to the Company, in which case none of the provisions of this Agreement will have any effect. Executive acknowledges and agrees that if he wishes to revoke this Agreement, he must do so in writing, and that such revocation must be signed by Executive and received by the General Counsel of the Company no later than the seventh (7th) day after Executive has signed and retuned the Agreement. Executive acknowledges and agrees that, in the event Executive revokes the Agreement, he shall have no right to receive the consideration provided herein.

c. Executive agrees that prior to signing this Agreement, he read and understood each and every provision of this Agreement.

d. Executive understands and agrees that he has been advised to consult with an attorney of his choice concerning the legal consequences of this Agreement. Executive hereby acknowledges that prior to signing this Agreement, he had the opportunity to consult with an attorney of his choosing regarding the effect of each and every provision of this Agreement.

e. Executive acknowledges and agrees that he knowingly and voluntarily entered into this Agreement with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Agreement.

f. Executive understands that he is not waiving, releasing, or otherwise discharging any claims under the ADEA that may arise after the date he signs this Agreement.

5. CODE SECTION 409A COMPLIANCE. This Agreement shall be interpreted, operated, and administered in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any payments or benefits provided pursuant to the Employment Agreement shall be interpreted and administered according to the terms set forth in Section 9 of the Employment Agreement in a manner intended to avoid the imposition of additional taxes under Section 409A of the Code.

6. REPRESENTATIONS. Executive and the Company make the following representations, each of which is an important consideration to the other party’s willingness to enter into this Agreement:

a. Executive acknowledges that the Company is not entering into this Agreement because it believes that Executive has any cognizable legal claim against the Company Released Parties. If Executive elects not to sign this Agreement, the fact that this Agreement was offered will not be understood as an indication that the Company Released Parties believed Executive was treated unlawfully in any respect.

b. Executive represents and warrants that he will continue to comply with all restrictive covenants and obligations concerning the Company’s proprietary and trade secret information and other terms and conditions of the Employment Agreement.

c. Except for Executive’s Company-issued cell phone and laptop computer as discussed in Section 2(a)(iii) herein, and his personal files and effects, Executive represents and warrants that, as of the Separation Date, he has returned to the Company all documents, data, records, equipment, and other physical property that came into his possession during his employment and which was acquired from the Company in accordance with Section 10(d) of the Employment Agreement.

d. The Company represents and warrants that Executive’s indemnification agreement with the Company will remain in full force and effect following the Separation Date, in accordance with its terms. The Company further represents and warrants that Executive will continue to be indemnified pursuant to the Company certificates of incorporation, charter and by-laws, to the fullest extent permitted by applicable law, and will continue to be covered under any D&O insurance policy of the Company to the same extent as other former and current directors and officers of the Company.

7. CONTINUING OBLIGATIONS. Executive acknowledges his continuing obligations under Sections 10, 11 and 18 of the Employment Agreement following the date hereof. The Company acknowledges its continuing obligations under Sections 9, 12 and 18 of the Employment Agreement.

8. COOPERATION IN THE CASE OF LITIGATION. Executive hereby agrees that through to and including the second anniversary of the Effective Date, if and when requested to do so by the Company, he will make himself reasonably available to, and will cooperate in all reasonable respects with, the Company, its officers and directors, and their respective counsel in connection with any litigation, proceeding, or investigation relating to the Company; it being understood that such cooperation shall take into account and accommodate the Executive’s then applicable business and professional commitments. Upon written request accompanied by appropriate documentation, the Company agrees to reimburse Executive for any reasonable out-of-pocket expenses incurred by Executive in connection with any actions taken by Executive pursuant to this Section 8.

9. SECTION 16 REPORTING. Executive represents and warrants to the Company that all reportable transactions under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant thereto, through the date hereof have been reported and agrees to notify the General Counsel of the Company of any reportable transactions from the date hereof through the six month anniversary of the Separation Date.

10 LEGAL FEES. The Company will reimburse Executive for his reasonable legal fees incurred in negotiating this Agreement up to a maximum amount of $10,000.

11. MUTUAL NON-DISPARAGEMENT. Executive agrees that he will not, at any time, make, directly or indirectly, any oral or written public statements that are disparaging of the Company, its products or services, and any of its present or former officers, directors or employees. The Company (limited to its officers and directors) agrees that it will not, at any time, make, directly or indirectly, any oral or written public statements that are disparaging of Executive.

12. GOVERNING LAW. This Agreement and all rights, duties, and remedies hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Arizona, without reference to its choice of law rules, except as preempted by federal law. Executive acknowledges that any and all claims arising under the Employment Agreement or this Agreement are subject to the arbitration provisions of Section 18 of the Employment Agreement.

13. BLUE PENCIL; SEVERABILITY. If any court of competent jurisdiction determines that any of the covenants and agreements contained herein, or any part thereof, is unenforceable because of the character, duration, or scope of such provision, such court shall have the power to reduce the duration or scope of such provision or to strike such provision in its entirety, as the case may be, and, in its modified or reduced form, this Agreement shall then be enforceable to the maximum extent permitted by applicable law.

14. SUCCESSORS AND ASSIGNS. Executive agrees that this Agreement will be binding upon, and pass to the benefit of, the successors and assigns of the Company. Any payments and benefits due to the Executive hereunder shall be payable to his estate or representative in the event of his death or disability.

15. AMENDMENTS. This Agreement may not be amended or modified other than by a written instrument signed by an authorized representative of the Company and Executive.

16. DESCRIPTIVE HEADINGS. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

17. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile and .pdf signatures will suffice as original signatures.

18. NOTICES. All notices hereunder shall be in writing and delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested:

If to the Company:

Insight Enterprises, Inc.

Attn: General Counsel

6820 South Harl Avenue

Tempe, Arizona 85283

If to Executive:

Richard A. Fennessy

at the most recent address on file with the Company

19. ENTIRE AGREEMENT. Together with the Employment Agreement, this Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and merges and supersedes all prior discussions, agreements, and understandings of every kind and nature between the Parties hereto, and neither Party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement or the Employment Agreement (as modified by this Agreement).

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the first date set forth below.

INSIGHT ENTERPRISES, INC.	RICHARD A. FENNESSY
By: Timothy A. Crown Its: Chairman of the Board Date: September 7, 2009	/s/ Richard A. Fennessy Date: September 7, 2009